Exhibit 23.1

Board of Directors
Lake Victoria Mining Co., Inc.

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated May 30, 2007, on the financial statements of Lake Victoria Mining Co., Inc. for the period ended March 31, 2007 and the inclusion of our name under the heading “Experts” in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

WILLIAMS & WEBSTER, P.S.

Williams & Webster, P.S.
Spokane, Washington

June 26, 2007

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201
Phone (509) 838-5111 * Fax (509) 838-5114 * www.williams-webster.com